Exhibit 3.1

This document is an unofficial English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardising the overall continuity of the text, except that, for convenience, the definitions set out in article 1.1 of the articles of association contained in this document have been placed in the English alphabetical order. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law. In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

DEED OF AMENDMENT OF ARTICLES OF ASSOCIATION
MAINZ BIOMED N.V.

(new name: Quantum Cyber N.V.)

On the twenty-second day of April two thousand and twenty-six appears before me, Martijn Michie! van der Bie, civil law notary in Amsterdam, the Netherlands:

Anne Fleur Krijthe, candidate civil law notary, born in Rotterdam, the Netherlands, on the eleventh day of September nineteen hundred and ninety, having her office address at Parnassusweg 737, 1077 DG Amsterdam, the Netherlands.

The person appearing declares:

(A)	On the twenty-second day of April two thousand and twenty-six, the general meeting of Mainz Biomed N.V., a public company under Dutch law, having its seat in Amsterdam, the Netherlands, and its address at Robert-Koch-Strape 50, 55129 Mainz, Germany, registered with the Dutch trade register under number 82122571 (the “Company”), resolved, on the proposal of the board of directors of the Company, to amend the articles of association of the Company and to authorise the person appearing to execute the deed of amendment of articles of association. The proposal of the board of directors and the resolutions to amend the articles of association and authorise the person appearing are evidenced by a two documents, which are attached to this deed (annexes).

(B)	The articles of association of the Company were last amended by deed, executed on the thirteenth day of November two thousand and twenty-five before M.M. van der Bie, civil law notary in Amsterdam, the Netherlands.

To implement the aforementioned resolution to amend the articles of association, the person appearing declares that the articles of association of the Company are hereby amended as follows:

I.	Article 2.1 shall read as follows:

2.1	The name of the Company is: Quantum Cyber N.V.

II.	Article 4.1 shall read as follows:

4.1	The authorised share capital of the Company amounts to ten million euros (EUR 10,000,00.00) and is divided into:

(a)	nine hundred million (900,000,000) Ordinary Shares with a nominal value of one eurocent (EUR 0.01) each; and

(b)	one hundred million (100,000,000) Preferred Shares with a nominal value of one eurocent (EUR 0.01) each, divided into:

(i)	a series A consisting of twenty million (20,000,000) Preferred Shares;

(ii)	a series B consisting of twenty million (20,000,000) Preferred Shares;

(iii)	a series C consisting of twenty million (20,000,000) Preferred Shares;

(iv)	a series D consisting of twenty million (20,000,000) Preferred Shares; and

(v)	a series E consisting of twenty million (20,000,000) Preferred Shares.

III.	Article 5.2 shall read as follows:

5.	Conversion of Preferred Shares into Ordinary Shares

5.1	Each series A, series B, and series C Preferred Share shall be convertible, at the option of the holder, at any time and from time to time, into nine Ordinary Shares.

5.2	Each series D and series E Preferred Share shall be convertible, at the option of the holder, at any time and from time to time, into two hundred and twenty-five Ordinary Shares.

5.3	A holder of Preferred Shares who wishes to convert one or more Preferred Shares into Ordinary Shares shall notify the Company thereof in writing.

5.4	The Company shall effect the conversion within three days of receipt of the notification referred to in Article 5.3 by a resolution of the Board of Directors for that purpose. The resolution converting the Preferred Shares into Ordinary Shares may determine that, upon the conversion, the number of Ordinary Shares included in the authorised share capital be increased by a number equal to the number of Preferred Shares that are converted into Ordinary Shares and the number of Preferred Shares included in the authorised share capital be decreased by a number equal to the number of Ordinary Shares into which the Preferred Shares are converted. The Company shall deposit a resolution to convert Preferred Shares into Ordinary Shares at the offices of the Dutch trade register.

5.5	Any obligation to pay up Ordinary Shares arising from a conversion of Preferred Shares into Ordinary Shares shall be charged to the share premium reserve maintained by the Company for the benefit of the holders of the series of Preferred Shares concerned; if this reserve is insufficient, the difference shall be charged to the Distributable Reserves or the Convertible Reserves determined by the Board of Directors; if these reserves are insufficient, the difference shall be satisfied by the holder of the Ordinary Shares concerned by payment in cash.

5.6	If Preferred Shares of a particular series are converted into Ordinary Shares, an amount equal to the amount of the proportional entitlement of the holder of the Preferred Shares concerned to the balance of the share premium reserve maintained by the Company for the benefit of the holders of the Preferred Shares concerned, minus the amount charged to such share premium reserve by way of application of Article 0, shall be charged to the share premium reserve concerned and added to the Distributable Reserves determined by the Board of Directors.

IV.	Article 41 shall read as follows:

41.	Transitional provision

41.1	Notwithstanding Article 4.1, the authorised share capital of the Company amounts to two million five hundred thousand euros (EUR 2,500,000.00) and is divided into:

(a)	two hundred and twenty-five million (225,000,000) Ordinary Shares with a nominal value of one eurocent (EUR 0.01) each; and

(b)	twenty-five million (25,000,000) Preferred Shares with a nominal value of one eurocent (EUR 0.01) each, divided into:

(i)	a series A consisting of five million (5,000,000) Preferred Shares;

(ii)	a series B consisting of five million (5,000,000) Preferred Shares;

(iii)	a series C consisting of five million (5,000,000) Preferred Shares;

(iv)	a series D consisting of five million (5,000,000) Preferred Shares; and

(v)	a series E consisting of five million (5,000,000) Preferred Shares.

Article 4.1 shall apply as of the time on which the number of issued Ordinary Shares first amounts to or exceeds one hundred million (100,000,000). As soon as Article 4.1 applies, the Company shall deposit a statement at the offices of the Dutch trade register evidencing that Article 4.1 applies, stating the time as of which that Article applies. This Article 41.1 shall lapse once Article 4.1 applies.

41.2	Notwithstanding Articles 4.1 and 41.1, the authorised share capital of the Company amounts to seven hundred and fifty-thousand euros (EUR 750,000.00) and is divided into:

(a)	sixty-seven million five hundred thousand (67,500,000) Ordinary Shares with a nominal value of one eurocent (EUR 0.01) each; and

(b)	seven million five hundred (7,500,000) Preferred Shares with a nominal value of one eurocent (EUR 0.01) each, divided into:

(i)	a series A consisting of one million five hundred thousand (1,500,000) Preferred Shares;

(ii)	a series B consisting of one million five hundred thousand (1,500,000) Preferred Shares;

(iii)	a series C consisting of one million five hundred thousand (1,500,000) Preferred Shares;

(iv)	a series D consisting of one million five hundred thousand (1,500,000) Preferred Shares; and

(v)	a series E consisting of one million five hundred thousand (1,500,000) Preferred Shares.

Article 41.1 shall apply as of the time on which the number of issued Ordinary Shares first amounts to or exceeds fifty million (50,000,000). As soon as Article 41.1 applies, the Company shall deposit a statement at the offices of the Dutch trade register evidencing that Article 41.1 applies, stating the time as of which that Article applies. This Article 41.2 shall lapse once Article 41.1 applies.

Finally, the person appearing declares that, at the time of the present amendment of articles of association taking effect, the issued capital of the Company amounts to one hundred and fifty-five thousand one hundred and fifty-three euros and thirty-six eurocents (EUR 155,153.36) and is divided into:

(a)	twelve million five hundred and fifteen thousand three hundred and thirty-five (12,515,335) ordinary shares with a nominal value of one eurocent (EUR 0.01) each; and

(b)	three million (3,000,000) preferred shares with a nominal value of one eurocent (EUR 0.01) each, divided into:

(i)	one million (1,000,000) series A preferred shares;

(ii)	one million (1,000,000) series B preferred shares; and

(iii)	one million (1,000,000) series A preferred shares.

The person appearing is known to me, civil law notary.

In witness whereof this deed is executed in Amsterdam, the Netherlands, on the date first mentioned in the head of this deed.

After having conveyed the contents of this deed and having given an explanation thereto to the person appearing, she declared that she has taken note of the contents of this deed and agrees with the same. Thereupon, immediately after limited reading of this deed, it is signed by the person appearing and by me, civil law notary.

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